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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 9)

                        OVERSEAS SHIPHOLDING GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   690368 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

          HOWARD S. KELBERG, ESQ., MILBANK, TWEED, HADLEY & MCCLOY LLP
         1 CHASE MANHATTAN PLAZA, NEW YORK NEW YORK 10005 (212) 530-5000
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                DECEMBER 18, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                  SCHEDULE 13D

CUSIP NO. 690368 10 5                                         PAGE 2 OF 11 PAGES

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          Oudi Recanati

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A) [ ]
                                                                   (B) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*
          NA
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION                   Israel

--------------------------------------------------------------------------------
    NUMBER OF         7   SOLE VOTING POWER
      SHARES
   BENEFICIALLY           10,500**
     OWNED BY         ----------------------------------------------------------
       EACH           8   SHARED VOTING POWER
    REPORTING
   PERSON WITH            4,879,730
                      ----------------------------------------------------------
                      9   SOLE DISPOSITIVE POWER

                          10,500**
                      ----------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          4,879,730
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

         4,890,230
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
          [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.7%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-------------------------------
** Relates solely to options held by the reporting person.

                                  SCHEDULE 13D

CUSIP NO. 690368 10 5                                         PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          Diane Recanati

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (A) [ ]
                                                                   (B) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*
          NA
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION               United Kingdom

--------------------------------------------------------------------------------
    NUMBER OF         7   SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY         ----------------------------------------------------------
       EACH           8   SHARED VOTING POWER
    REPORTING
   PERSON WITH            4,879,730
                      ----------------------------------------------------------
                      9   SOLE DISPOSITIVE POWER


                      ----------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          4,879,730
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

         4,879,730
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
          [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          13.7%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 690368 10 5                                         PAGE 4 OF 11 PAGES

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Ariel Recanati

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [ ]
                                                                     (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION           United States

--------------------------------------------------------------------------------
  NUMBER OF       7        SOLE VOTING POWER

   SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

  OWNED BY                 4,879,730
                  --------------------------------------------------------------
    EACH          9        SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
PERSON WITH       10       SHARED DISPOSITIVE POWER

                           4,302,261
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

         4,879,730
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

         [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 690368 10 5                                         PAGE 5 OF 11 PAGES

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Leon Recanati

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [ ]
                                                                     (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION           Israel

--------------------------------------------------------------------------------
  NUMBER OF       7        SOLE VOTING POWER

   SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

  OWNED BY                 4,879,730
                  --------------------------------------------------------------
    EACH          9        SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
PERSON WITH       10       SHARED DISPOSITIVE POWER

                           4,302,261
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

         4,879,730
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

         [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 690368 10 5                                         PAGE 6 OF 11 PAGES

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Yudith Yovel Recanati

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [ ]
                                                                     (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         NA
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION           Israel

--------------------------------------------------------------------------------
  NUMBER OF       7        SOLE VOTING POWER

   SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

  OWNED BY                 4,879,730
                  --------------------------------------------------------------
    EACH          9        SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
PERSON WITH       10       SHARED DISPOSITIVE POWER

                           4,302,261
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

         4,879,730
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

         [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 690368 10 5                                         PAGE 7 OF 11 PAGES

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         The Michael Recanati Trust

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) [ ]
                                                                    (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         NA
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)    [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION           Alaska

--------------------------------------------------------------------------------
  NUMBER OF       7       SOLE VOTING POWER

   SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8       SHARED VOTING POWER

  OWNED BY                4,778,427
                  --------------------------------------------------------------
    EACH          9       SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
PERSON WITH       10    SHARED DISPOSITIVE POWER

                        4,778,427
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

         4,778,427
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

         [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO  -  Trust
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 690368 10 5                                         PAGE 8 OF 11 PAGES

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Michael Recanati, as trustee of The Michael Recanati Trust

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) [ ]
                                                                    (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         NA
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)    [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION           United States

--------------------------------------------------------------------------------
  NUMBER OF       7        SOLE VOTING POWER

   SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

  OWNED BY                 4,879,730
                  --------------------------------------------------------------
    EACH          9        SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
PERSON WITH       10    SHARED DISPOSITIVE POWER

                        4,879,730
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

         4,879,730
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
            INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO.  690368 10 5                                        PAGE 9 OF 11 PAGES

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Daniel Pearson, as trustee of The Michael Recanati Trust

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) [ ]
                                                                    (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         NA
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)    [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION           United States

--------------------------------------------------------------------------------
  NUMBER OF       7        SOLE VOTING POWER

   SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

  OWNED BY                 4,778,427
                  --------------------------------------------------------------
    EACH          9    SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
PERSON WITH       10    SHARED DISPOSITIVE POWER

                        4,778,427
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

         4,778,427
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

         [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

      Items 5 and 6 of the Statement on Schedule 13D, as amended from time to time, initially filed by Raphael Recanati, are amended by adding the following paragraphs:

      A First Amendment to the Amended and Restated Stockholders Agreement, by and among the Stockholders, was entered into on December 18, 2003, with respect to the voting rights of the Subject Shares. In addition, pursuant to a Stockholders Agreement by and among Diane and Oudi Recanati and The Michael Recanati Trust, dated as of September 10, 2003, Diane and Oudi Recanati and The Michael Recanati Trust may be deemed to share the power to dispose of 577,469 shares held by Diane Recanati.

      Diane, Oudi, Leon, Yudith Yovel, Ariel and Michael Recanati, by virtue of their positions as directors and officers of the Recanati Foundation, may be deemed to share the power to vote and dispose of 101,303 shares of Common Stock through the Recanati Foundation.

      Oudi Recanati holds options for 10,500 shares of Common Stock under the Issuer's Non-Employee Directors Stock Option Plan.

      Please see Exhibit E for a schedule of transactions effected during the past 60 days.

      Item 7 of the Statement on Schedule 13D, as amended from time to time, initially filed by Raphael Recanati, is amended by adding the following exhibits:

      Exhibit C: First Amendment to the Amended and Restated Stockholders Agreement, dated as of December 18, 2003.

      Exhibit D: Stockholders Agreement, dated as of September 10, 2003.

      Exhibit E: Schedule of Recent Transactions.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 18, 2003                      /s/ Diane Recanati
-----------------                      ------------------
      Date                                 Signature
                                         Diane Recanati

December 18, 2003                      /s/ Oudi Recanati
-----------------                      -----------------
      Date                                 Signature
                                         Oudi Recanati

December 18, 2003                      /s/ Leon Recanati
-----------------                      -----------------
      Date                                 Signature
                                          Leon Recanati

December 18, 2003                      /s/ Yudith Yovel Recanati
-----------------                      --------------------------
      Date                                     Signature
                                          Yudith Yovel Recanati

December 18, 2003                      /s/ Ariel Recanati
-----------------                      ------------------
      Date                                  Signature
                                          Ariel Recanati

                                       The Michael Recanati Trust

December 18, 2003                      s/ Daniel Pearson
-----------------                      -----------------
      Date                                  Signature
                                Daniel Pearson, Investment Trustee

                                       /s/ Michael Recanati
                                       --------------------
                                              Signature
                                Michael Recanati, Investment Trustee

December 18, 2003                      /s/ Michael Recanati
-----------------                      --------------------
      Date                                   Signature
                                Michael Recanati, as Investment Trustee
                                     of The Michael Recanati Trust

December 18, 2003                         /s/ Daniel Pearson
-----------------                         ------------------
      Date                                      Signature
                                  Daniel Pearson, as Investment Trustee
                                     of The Michael Recanati Trust